NOTIFICATION OF LATE FILING OF NSAR



                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549


FORM 12B-25                                             333-27581


                   NOTIFICATION OF LATE FILING


                          (Check One):

(   ) Form 10-K  (   ) Form 11-K  (   ) Form 10-Q  (X) Form N-SAR

     For Period Ended: 06/30/02
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     Read Attached Instruction Sheet Before Preparing Form.
     Please Print or Type.

     Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
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     If the notification relates to a portion of the filing
     checked above, identify the Item(s) to which the
     notification relates:
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Part I - Registrant Information
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     Full Name of Registrant            Thurlow Funds, Inc.


     Former Name if Applicable          -----------
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     Address of Principal Executive Office (Street and Number)
     2001 Soda Canyon
     City, State and Zip Code
     Napa, CA 94558-9759
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     If the subject report could not be filed without
     unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

          (a)  The reasons described in reasonable detail in Part
               III of this form could not be eliminated without unreasonable effort or expense;

     (X) (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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Part II - Narrative
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          State below in reasonable detail the reasons why the
          form 1--K, 11-K, 20-F, 10-Q or N-SAR or portion thereof could not be filed within the prescribed time period.

          Due to communication problems, document information
          could not be filed.
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Part IV - Other Information
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     (1)  Name and telephone number of person to contact in
          regard to this notification.

          Greg Getts              440          922-0066 X 101
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               (Name)         (Area Code)    (Telephone Number)

     (2)  Have all other periodic reports         (X) Yes  ( ) No
          required under section 13 or 15(d)
          of the Securities Exchange Act of
          1934 or section 30 of the Investment
          Company Act of 1940 during the
          preceding 12 months or for such
          shorter period that the registrant
          was required to file such report(s)
          been filed?  If the answer is no,
          identify report(s).

     (3) It is anticipated that any significant ( ) Yes (X) No change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

          If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

Thurlow Funds, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  August 29, 2002                     /s/ Thomas Thurlow
                                       By:--------------------
                                          Thomas Thurlow
                                          President
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INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person singing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                            ATTENTION
     Intentional misstatements or omissions of fact constitute
     Federal Criminal Violations (See 18 U.S. C. 1001).
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